Exhibit 10.5

MODIFICATION OF COMMERCIAL PROMISSORY NOTE
AND RELATED DOCUMENTS

THIS MODIFICATION OF COMMERCIAL PROMISSORY NOTE AND RELATED DOCUMENTS is made effective this 15th day of April 2017, by and between OrangeHook, Inc., a corporation organized and existing under the laws of the State of Minnesota (hereinafter referred to as the "Maker"), and MEZ Capital, LLC, a limited liability company organized and existing under the laws of the State of Minnesota (hereinafter referred to as the "Holder") (the Maker and the Holder are hereinafter collectively referred to as the "Parties").

RECITALS

A.	On February 24, 2017, Maker executed and delivered to Holder a Commercial Promissory Note (the "Note") in the original principal amount of $165,000.00.

B.	The obligations of Maker under the Note were guaranteed by the following:

(a)	A Guaranty dated February 24, 2017, given by Whitney Peyton (the "Peyton Guaranty").

(b)	A Guaranty dated February 24, 2017, given by Murray R. Klane (the "Klane Guaranty").

(c)	A Guaranty dated February 24, 2017, given by James L. Mandel (the "Mandel Guaranty").

C.	Under the terms of the Modification, the Note matures on April 15, 2017.

D.	Maker and Holder are desirous of increasing the principal balance of the Note and extending the Maturity Date of the Note on the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the above premises and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties do hereby agree as follows:

1.	Maker shall pay Holder on the date hereof $6,650.00, said amount representing earned but unpaid interest on the Note through and including December 15, 2017.

2.	The Note shall be modified as follows:

a.
Maker hereby acknowledges that an additional loan discount of $8,250.00 shall be incurred upon the execution of this Modification of Commercial Promissory Note and Related Documents. The loan discount of $8,250.00 shall be added to the principal balance of the loan. From and after the date hereof, the principal balance of the loan shall be $173,250.00.

b.
The Maturity Date shall be extended to May 27, 2017 provided however, if on or before said date one-half of the stated amount of interest as hereinafter provided is paid to Holder, then the Maturity Date shall be further extended to June 30, 2017. Interest for the extension period commencing on April 16, 2017 and ending on the Maturity Date shall be for the stated amount of $12,993.75. The aforementioned stated amount shall be the interest payable at any time up to the Maturity Date whether the Maturity Date occurs on May 27, 2017 or June 30, 2017.

3.	Maker hereby represents and warrants to Holder:

a.
No Material Adverse Contract Provision.  The execution, delivery, and performance of this agreement will not violate any provision of law or, to the knowledge of Maker, result in the breach of or constitute a default under any indenture or loan, credit, or other agreement or instrument to which the Maker  is a party, or by which it or its assets are bound or affected or result in the creation or imposition of any lien, charge, or encumbrance of any nature upon any of its assets contrary to the terms of any such agreement or instrument.

b.
Authority.  This agreement constitutes the legal, valid, and binding obligation of the Maker enforceable in accordance with its terms, and no other person is required to execute this agreement to make the same the legal, valid, and binding obligation of the Maker enforceable in accordance with its terms.

c.
No Litigation.  To the Maker's knowledge, there is no suit, action, or proceeding pending or threatened against or affecting the Maker  before or by any court, arbitrator, administrative agency or other governmental authority which, if adversely determined, would materially and adversely affect its assets, operations, condition (financial or otherwise), or the validity of any of the transactions contemplated by this agreement, or the ability of the Maker  to perform its obligations hereunder or as contemplated hereby.

d.
No Consent Required.  No consent, approval, or authorization of or permit or license from any registration with, or notice to any federal or state regulatory authority, or any third party is required in connection with the making or performance of this agreement or any document or instrument related hereto or, if so required, the Maker has consented to obtain such consent, approval, authorization, permit, or license.

e.
No Material Default.  The Maker is not in default of a material provision under any material agreement, instrument, decree, or order to which it is a party or to which its property is bound or affected.

4.	Should the terms of this Modification of Commercial Promissory Note and Related Documents contradict or differ from the terms of the Note, the terms of this Modification shall control.

5.
This Modification of Commercial Promissory Note and Related Documents is made and executed under the laws of the State of Minnesota and is intended to be governed by the laws of said state.  Any action brought to enforce the terms of this Note shall be venued in a court of competent jurisdiction in the State of Minnesota.

6.
This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same Agreement. This Agreement may be executed by facsimile or electronic signatures.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the year and date first above written.

MAKER	HOLDER
OrangeHook, Inc.	MEZ Capital, LLC

By: /s/ James Mandel	By: /s/ Richard Morris

Its: Chief Executive Officer	Its: Manager